As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-254675

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APi Group Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-1510303 (I.R.S. Employer Identification No.)

1100 Old Highway 8 NW New Brighton, MN (Address of Principal Executive Offices)	55112 (Zip Code)

APi Group, Inc. Profit Sharing & 401(k) Plan, as amended
APi Group, Inc. 401(k) Safe Harbor Plan
Vipond Inc. Employees’ Profit Sharing Plan
(Full title of the plan)

Louis B. Lambert
Senior Vice President, General Counsel and Secretary
APi Group Corporation
1100 Old Highway 8 NW
New Brighton, MN 55112
(651) 636-4320

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Flora R. Perez, Esq. Brian J. Gavsie, Esq. Grant J. Levine, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, FL 33301 (954) 765-0500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 of APi Group Corporation (the “Registrant” or the “Company”) is being filed in connection with the reallocation of 320,000 shares of the Company’s common stock previously reserved for issued under the APi Group, Inc. 401(k) Safe Harbor Plan (the “Safe Harbor Plan”) or the Vipond Inc. Employees’ Profit Sharing Plan (the “Vipond Plan”) so that those shares are now reserved for issuance under the APi Group, Inc. Profit Sharing & 401(k) Plan, as amended (the “Profit Sharing Plan”). This Post-Effective Amendment No. 1 amends the Company’s Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on March 24, 2021 (File No. 333-254675) and is being filed to deregister 260,000 shares which were previously registered and reserved for issuance under the Safe Harbor Plan and 60,000 shares which were previously registered and reserved for issuance under the Vipond Plan. Those shares are no longer registered for issuance under the Safe Harbor Plan or Vipond Plan, as applicable. No future offers or sales of those shares will be made under the Safe Harbor Plan or Vipond Plan.

Prior to the filing of this Post-Effective Amendment No. 1, the Company has filed a Registration Statement on Form S-8 to register the issuance of the 320,000 reallocated shares that are now reserved for issuance under the Profit Sharing Plan.

Following the reallocation described above, the table below reflects the shares of common stock reserved for issuance under the three plans:

	Profit Sharing Plan	Safe Harbor Plan	Vipond Plan	Total
Shares Originally Allocated	2,750,000	900,000	350,000	4,000,000
Shares Reallocated	320,000	(260,000)	(60,000)	—
Total	3,070,000	640,000	290,000	4,000,000

This table does not reflect shares originally allocated that have been issued pursuant to the plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brighton, State of Minnesota, on August 1, 2024.

APi Group Corporation

By:	/s/ Louis B. Lambert
Name:	Louis B. Lambert
Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.